Exhibit 99.1
OpenText Appoints Annette Rippert to Board of Directors

Waterloo, ON, July 9, 2024 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of Annette Rippert to its board of directors. Ms. Rippert is a seasoned executive having served in key senior leadership roles at Accenture, including most recently as its Group Chief Executive – Strategy & Consulting until her retirement from Accenture.

“I am pleased to welcome Annette to the OpenText Board,” said Tom Jenkins, Chair of the Board of Directors. “She is a highly qualified executive with nearly 30 years’ experience at a leading global professional services firm that specializes in Information Technology services and consulting. Annette’s appointment reflects the Board's ongoing commitment to board refreshment and diversity, as well as further aligning the qualifications and expertise of our directors with our strategy and significant growth opportunities.”

In her roles at Accenture, Ms. Rippert led the firm’s global Strategy & Consulting business, transforming the advisory services portfolio by accelerating the use of technology, data, and AI to drive new, differentiated growth. She spearheaded the acquisition of more than 20 companies and introduced Accenture’s “Business Futures” thought leadership, creating a strong foundation for the future. Ms. Rippert also led Accenture’s Technology business in North America, pivoting the business to new areas including data, cloud, platform services, and software engineering. Throughout her distinguished career, she has helped clients digitally transform in key industries such as communications, media, technology, health, and public service.

Ms. Rippert was ranked first on The Consulting Report’s Top 25 Women Leaders in Consulting and was named to the HERoes Top 100 Women Executives list for her work in driving change to increase workplace gender diversity. In addition to her business achievements, Ms. Rippert serves as a member of the Board of Trustees for Northwestern University.

About OpenText
OpenText™ is the leading Information Management software and services company in the world. We help organizations solve complex global problems with a comprehensive suite of Business Clouds, Business AI, and Business Technology. For more information about OpenText (NASDAQ/TSX: OTEX), please visit us at www.opentext.com.

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